UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 19, 2010
ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)
Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 305-539-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On November 19, 2010, Royal Caribbean Cruises Ltd. (the “Company”) entered into a $525 million unsecured revolving credit facility among the Company, the various lenders as are or shall become parties thereto, and Nordea Bank Finland plc, New York branch, as administrative agent (the “Facility”). Unless extended, the Facility will terminate and all amounts outstanding thereunder will be due and payable on November 19, 2014.
The Facility contains conditions, covenants, representations and warranties and events of default (with customary grace periods, as applicable) substantially similar to the conditions, covenants, representations and warranties and events of default in the Company’s $1.225 billion unsecured revolving credit facility maturing in June 2012 (the “Existing Facility”), including financial covenants that require the Company to, among other things, maintain minimum net worth and a fixed charge coverage ratio and limit its net debt-to-capital ratio. This new Facility supplements the borrowing capacity available under the Existing Facility.
Certain of the lenders participating in the Facility, and affiliates of those parties, provide banking, investment banking and other financial services to the Company from time to time for which they have received, and will in the future receive, customary fees.
The foregoing description of the provisions of the Facility is summary in nature and is qualified in its entirety by reference to the full and complete terms of the credit agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
10.1	Credit Agreement, dated as of November 19, 2010, among the Company, the various financial institutions as are or shall become parties thereto and Nordea Bank Finland plc, New York Branch, as administrative agent for the lender parties.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.
Date: November 19, 2010	By:	/s/ Antje M. Gibson
		Name:	Antje M. Gibson
		Title:	Vice President, Treasury